Exhibit 11
                                  HMN Financial, Inc.
                       Computation of Earnings Per Common Share



						             Three months ended March 31,
                                                  2001                2000
                                              --------------------------------
Weighted average number of common shares
  outstanding used in basic earnings per
  common share calculation		            3,722,627	       3,998,038

Net dilutive effect of:
 Options		                                216,704	         114,964
 Restricted stock awards		                  735              1,953
                                               ----------         ----------

Weighted average number of shares outstanding
 adjusted for effect of dilutive securities     3,940,066          4,114,955
                                               ==========         ==========

Income available to common shareholders	    $ 1,590,908	       1,529,714
Basic earnings per common share		    $      0.43	            0.38
Diluted earnings per common share		    $      0.40	            0.37